Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter and Annual 2006 Earnings

February 22, 2007, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2006. Total revenue for the quarter ended December 31, 2006 increased 9.5% to $35,903,000 compared to $32,774,000 for the 2005 quarter. Operating income, defined as net income available to common stockholders before minority interests and preferred stock dividends, increased 12.8% to $10,988,000 for the 2006 quarter compared to $9,740,000 for the comparable 2005 quarter. Net income available to common stockholders was $6,855,000 or $0.39 per diluted share for the 2006 quarter, a per share increase of 11.4% compared to net income available to common stockholders of $5,890,000 or $0.35 per diluted share for the 2005 quarter.

For the year ended December 31, 2006, total revenue increased 8.6% to $137,978,000 compared to $127,015,000 for the 2005 year. Operating income before minority interests and preferred stock dividends increased 9.3% to $40,473,000 in 2006 compared to $37,025,000 in 2005. Net income available to common stockholders was $24,680,000 or $1.43 per diluted share in 2006, resulting in a per share increase of 12.6% compared to net income available to common stockholders of $21,227,000 or $1.27 per diluted share in 2005. Successful leasing activity at several core shopping centers and operating income from development properties produced the significant portion of increased operating income for the 2006 quarter and year.

Same property revenue for the total portfolio increased 3.2% for the 2006 fourth quarter compared to the same quarter in 2005 and same property operating income increased 4.4%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Same property operating income in the shopping center portfolio increased 5.2% for the 2006 fourth quarter compared to the prior year’s quarter. Same property operating income in the office portfolio grew 2.4% for the 2006 quarter. Same property revenue for the total portfolio increased 4.3% for the 2006 year compared to the 2005 year and same property operating income increased 4.5%. Same property operating income in the shopping center portfolio increased 6.0% from 2005 to 2006. Successful leasing activity at several core shopping centers produced the significant portion of increased shopping center operating income for the 2006 quarter and year. Same property operating income in the office portfolio grew 0.7% for the 2006 year.

www.SaulCenters.com

As of December 31, 2006, excluding development properties, 96.3% of the operating portfolio was leased, compared to 97.1% a year earlier. The company’s significant development property, the 188,000 square foot Lansdowne Towne Center, was 85.0% leased at year-end 2006. On a same property basis, 96.7% of the portfolio was leased, compared to the prior year level of 97.1%. The 2006 leasing percentages decreased due to the departure of two local grocery anchors at the Belvedere and West Park shopping centers totaling 59,000 square feet.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 13.0% to $15,397,000 in the 2006 fourth quarter compared to $13,628,000 for the same quarter in 2005. On a diluted per share basis, FFO available to common shareholders increased 9.8% to $0.67 per share in 2006 compared to $0.61 per share for the 2005 quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO available to common shareholders for the 2006 year increased 9.2% to $58,121,000 compared to $53,222,000 in 2005. Diluted per share FFO available to common shareholders increased 6.2% to $2.57 per share in 2006 compared to $2.42 per share for the 2005 year. During the 2005 year, the Company included $1,555,000 ($0.07 per diluted share) in FFO due to the resolution of a land use dispute with a property owner adjacent to Lexington Mall. FFO increased in the 2006 quarter and 2006 year, despite the impact of the one-time Lexington Mall land use settlement included in the prior year period, due to increased operating income from successful leasing activity at several core shopping centers and operating income from new developments.

During 2006, the Company paid four quarterly dividends to its common stockholders totaling $1.68 per share, compared to $1.60 paid per share in 2005. On January 31, 2007, the Company paid a quarterly dividend of $0.42 per share to its common stockholders.

Also during 2006, the Company acquired two grocery anchored shopping centers, Hunt Club Corners and Smallwood Village Center, totaling 299,000 square feet, and developed two neighborhood shopping centers, Lansdowne Town Center and Broadlands Village III, totaling 211,000 square feet.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 47 community and neighborhood shopping center and office properties totaling approximately 7.9 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Real estate investments
Land	$154,047	$139,421
Buildings and equipment	631,797	575,504
Construction in progress	56,017	47,868

	841,861	762,793
Accumulated depreciation	(214,210)	(195,376)

	627,651	567,417
Cash and cash equivalents	8,061	8,007
Accounts receivable and accrued income, net	33,248	23,410
Deferred leasing costs, net	18,137	19,834
Prepaid expenses, net	2,507	2,540
Deferred debt costs, net	5,328	5,875
Other assets	5,605	4,386

Total assets	$700,537	$631,469

Liabilities
Mortgage notes payable	$487,443	$471,931
Revolving credit facility	35,000	10,500
Dividends and distributions payable	11,558	11,319
Accounts payable, accrued expenses and other liabilities	16,409	13,679
Deferred income	12,251	9,558

Total liabilities	562,661	516,987

Minority Interests	5,785	3,068

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	173	169
Additional paid in capital	141,554	123,339
Accumulated deficit	(109,636)	(112,094)

Total stockholders’ equity	132,091	111,414

Total liabilities and stockholders’ equity	$700,537	$631,469

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue
Base rent	$28,295	$25,784	$110,121	$99,448
Expense recoveries	5,914	5,343	22,636	20,027
Percentage rent	843	639	1,767	2,057
Other	851	1,008	3,454	5,483

Total revenue	35,903	32,774	137,978	127,015

Operating Expenses
Property operating expenses	4,083	4,031	16,278	14,724
Provision for credit losses	98	54	400	237
Real estate taxes	3,328	2,870	12,503	11,040
Interest expense and amortization of deferred debt	8,298	7,658	32,534	30,207
Depreciation and amortization of leasing costs	6,409	5,888	25,648	24,197
General and administrative	2,699	2,533	10,142	9,585

Total operating expenses	24,915	23,034	97,505	89,990

Operating Income	10,988	9,740	40,473	37,025
Minority Interests	(2,133)	(1,850)	(7,793)	(7,798)

Net Income	8,855	7,890	32,680	29,227
Preferred Dividends	(2,000)	(2,000)	(8,000)	(8,000)

Net Income Available to Common Stockholders	$6,855	$5,890	$24,680	$21,227

Per Share Net Income Available to Common Stockholders :
Diluted	$0.39	$0.35	$1.43	$1.27

Weighted Average Common Stock Outstanding :
Common stock	17,278	16,840	17,075	16,663
Effect of dilutive options	199	119	158	107

Diluted weighted average common stock	17,477	16,959	17,233	16,770

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$8,855	$7,890	$32,680	$29,227
Add: Real property depreciation & amortization	6,409	5,888	25,648	24,197
Add: Minority interests	2,133	1,850	7,793	7,798

FFO	17,397	15,628	66,121	61,222
Less: Preferred dividends	(2,000)	(2,000)	(8,000)	(8,000)

FFO available to common shareholders	$15,397	$13,628	$58,121	$53,222

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,477	16,959	17,233	16,770
Convertible limited partnership units	5,416	5,291	5,395	5,233

Diluted & converted weighted average shares	22,893	22,250	22,628	22,003

Per Share Amounts:
FFO available to common shareholders	$0.67	$0.61	$2.57	$2.42

Reconciliation of Net Income to Same Property Operating Income
Net Income	$8,855	$7,890	$32,680	$29,227
Add: Interest expense and amortization of deferred debt	8,298	7,658	32,534	30,207
Add: Depreciation and amortization of leasing costs	6,409	5,888	25,648	24,197
Add: General and administrative	2,699	2,533	10,142	9,585
Less: Interest income	(114)	(140)	(334)	(661)
Add: Minority interests	2,133	1,850	7,793	7,798

Property operating income	28,280	25,679	108,463	100,353
Less: Acquisitions & developments	(1,779)	(304)	(7,523)	(1,828)
Less: Lexington property operating income	—	—	(20)	(1,966)

Total same property operating income	$26,501	$25,375	$100,920	$96,559

Total Shopping Centers	$19,493	$18,532	$73,745	$69,577
Total Office Properties	7,008	6,843	27,175	26,982

Total same property operating income	$26,501	$25,375	$100,920	$96,559

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.